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                             THE WIDECOM GROUP, INC.
                              DISTRIBUTOR AGREEMENT

An Agreement made and entered into on May 6, 1997 between

(1) The WideCom Group Incorporated, having its principal place of business at 267 Matheson Blvd. East, Mississauga, Ontario, Canada L4Z 1X8, hereinafter referred to as "WideCom", and

(2) CADigitizing Corporation, having its principal place of business at 5712 Bridgeton Ct., Palm Harbor, Florida 34685, hereinafter referred to as "CADigitizing".

Whereas

(A) WideCom has designed and produces two document scanners known as the WideCom SLC436Color and the WideCom SLC436+

(B) CADigitizing is engaged in the international distribution of equipment and supplies for the engineering document market

(C) CADigitizing is desirous of having a source of supply of document scanners and WideCom is willing to supply such scanners to CADigitizing

1.0 DEFINITIONS

1.1 "Product" shall mean the WideCom SLC436Color Scanner & the WideCom SLC436+ B & W Scanner.

1.2 "Territory" shall be exclusive for the Products and defined as the Peoples Republic of China.

2.0 AGREEMENT

2.1 PURCHASE/SUPPLY. CADigitizing agrees to purchase from WideCom and WideCom agrees to supply Product to CADigitizing on a continuous basis on the terms and conditions set forth in this Agreement.

2.2 APPOINTMENT. WideCom agrees to appoint CADigitizing as the exclusive distributor for Product in the Territory and further shall allow CADigitizing to appoint sub-distributors and dealers for Product in the Territory as it sees fit.

2.3 TERM. The initial term of this Agreement shall be twenty-four (24) months and will automatically renew for subsequent twelve (12) month periods unless either party notifies the other party in writing sixty
         (60) days before the renewal date that they do not intent to renew the Agreement.

2.4 MARKETING. CADigitizing agrees to represent, demonstrate, quote, and sell Product in an active marketing and sales program.

2.5 PRESS RELEASE. CADigitizing and WideCom agree to issue a joint press release, announcing this Agreement. The date for this press release is May 2, 1997. CADigitizing and WideCom will mutually agree on the wording of the press release prior to its issuance.

2.6 PRODUCT LAUNCH EVENT. CADigitizing and WideCom agree to jointly launch Product in Beijing, China at an event to be organized by CADigitizing. CADigitizing will arrange a suitable meeting location and invite approximately two hundred key government and engineering managers to participate in a Product seminar and capabilities demonstration. WideCom will provide key WideCom company executives, equipment and Customer Service Representatives to support this major launch event. The Product launch will occur May 30, 1997.

2.7 PRODUCT LAUNCH SERVICE TRAINING. WideCom will provide service training to CADigitizing selected personnel in Beijing, China in CADigitizing facilities. WideCom will support two weeks of training courses for a minimum of ten (10) CADigitizing Customer Service Representatives. CADigitizing Customer Service Representatives will subsequently be directed to train CADigitizing sub-distributors, dealers and customers as required.


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2.8      SERVICE, INSTALLATION & CUSTOMER TRAINING. CADigitizing will be solely responsible for insuring proper installation, service and customer training for the Product.

2.9 TECHNICAL SUPPORT TO DISTRIBUTOR. WideCom agrees to provide technical support to CADigitizing for Product. WideCom support to CADigitizing will be provided by WideCom via telephone and on-site visits to China by WideCom personnel a minimum of three times a year. Based upon business performance and need, as mutually determined by WideCom and CADigitizing, WideCom will consider placing WideCom personnel on local assignment in China to support CADigitizing.

2.10 SERVICE TRAINING. CADigitizing will be solely responsible for, and will bear all costs of, providing technical support to their customers for Product.

2.11 DOCUMENTATION. WideCom agrees to provide to CADigitizing one set of WideCom customer, service, and service training documentation, in English, covering Product, at no cost.

2.12 PURCHASE ORDERS. Purchase of Product and/or spare parts by CADigitizing shall be made solely by the issuance of a written purchase order. Each purchase order shall identify the specific configuration of Product and/or spare part number, quantity ordered, mode of shipment, requested delivery date, price, purchase order number, ship to address, and authorized signature.

2.13

2.14 PURCHASE ORDER NON-ACCEPTANCE WideCom will provide CADigitizing written notice if WideCom is unable to accept any CADigitizing purchase order within five (5) workdays following WideCom's receipt of said purchase order.

2.15 PURCHASE PRICE. The purchase price to CADigitizing with respect to each unit of Product during the term of this Agreement is set forth in
         Exhibit 2. All prices are stated in United States dollars.

2.16     PRICE CHANGES. WideCom retains the right to adjust prices set forth in
         Exhibit 2 with ninety (90) days written notification to CADigitizing.

2.17 SHIPPING, DUTIES AND INSURANCE COSTS. All prices set forth Exhibit 2, are exclusive of shipping, duties and insurance costs. All shipping, duties and insurance costs will appear as an additional item on WideCom's invoice and are the responsibility of CADigitizing.

2.18 TAXES. All prices set forth in Exhibit 2, are exclusive of all country, state, and local excise, sales, value-added, use, and similar taxes. Such taxes, when applicable, will appear as separate additional items on WideCom's invoice and are the responsibility of CADigitizing.

2.19 DELIVERY, TITLE AND RISK OF LOSS. Product shipped to CADigitizing pursuant to this Agreement shall be F.O.B. Noida, India. Title shall pass to CADigitizing upon such delivery to the carrier. CADigitizing shall assume all risk of loss following such delivery except for loss resulting from the fault or negligence of WideCom. WideCom shall assist CADigitizing, in a timely manner, with any claims against the carrier for damage or loss. CADigitizing shall designate mode of shipping in its demand order, otherwise, WideCom shall ship by best method, as it determines.

2.20 PAYMENT. CADigitizing shall submit cash wire payment to WideCom prior to shipment of Product and/or spare parts.

2.21 SPARE PARTS. WideCom agrees to produce and ship to CADigitizing such quantities of spare parts required by CADigitizing to maintain all Products pursuant to this Agreement for a period of five (5) years after the last shipment of Product purchased under this Agreement.

2.22 TRADEMARKS AND LOGOS. WideCom trademarks and trade names under which CADigitizing markets Products will remain the exclusive property of WideCom. This Agreement gives CADigitizing no rights therein except that during the term of this Agreement WideCom grants to CADigitizing a restricted license to reproduce such WideCom trademarks and trade names in publications and under written terms and conditions as may hereafter be approved in writing by WideCom.

2.23 CONFIDENTIAL INFORMATION. Any confidential information exchanged between the parties during the term of this Agreement or extension thereof and which is designated in writing as confidential shall be held in confidence by the receiving party for at least three years after expiration or termination of this Agreement. THE


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         PARTIES UNDERSTAND AND AGREE THAT INFORMATION CONCERNING ANY OF THE
         TERMS HEREOF IS CONFIDENTIAL TO EACH OF THEM AND SHALL ONLY BE DISCLOSED TO THIRD PARTIES, IN WRITING OR ORALLY, UPON THE SPECIFIC PRIOR WRITTEN AGREEMENT OF THE PARTIES.

3.0      WARRANTY

3.1 WARRANTY. WideCom warrants that all Product sold to CADigitizing hereunder, all parts contained in such Product, and all spare or replacement parts purchased by CADigitizing from WideCom therefor shall be free from defects in workmanship and materials. THE DURATION OF THIS PRODUCT WARRANTY SHALL BE LIMITED TO NINETY (90) DAYS AFTER EACH SUCH UNIT OF DERIVED PRODUCT HAS BEEN DELIVERED TO CADIGITIZING'S CUSTOMER AND IN NO EVENT SHALL THE WARRANTY CONTINUE IN EFFECT AFTER TWELVE (12) MONTHS FROM THE DATE OF SHIPMENT OF PRODUCT FROM WIDECOM TO CADIGITIZING.

3.2 DISTRIBUTOR WARRANTY OBLIGATIONS. CADigitizing will be responsible for all warranty service.

3.3 REMEDY. In the event the Product (or any parts contained therein) or spare parts or replacement parts shipped to CADigitizing are found to be defective within the warranty period, CADigitizing shall promptly notify WideCom of the defect and WideCom shall authorize the return of the defective Product (or any parts contained therein) or defective spare part to WideCom's factory for repair or replacement. The shipping and handling charges from CADigitizing's facility for such returned Products or parts shall be the responsibility of WideCom. CADigitizing shall use best efforts to fully cooperate with WideCom and to follow WideCom's instructions in resolving warranty claims. In the event that the Product (or any parts contained therein) or spare parts or replacement parts returned by CADigitizing are found not to be defective, CADigitizing will be charged for all shipping costs and a restocking charge equal to the cost paid for the item by the CADigitizing shall be charged to CADigitizing. WIDECOM'S UNDERTAKING TO REPLACE SUCH DEFECTIVE PRODUCTS (OR ANY PARTS CONTAINED THEREIN), AND/OR SPARE PARTS HEREIN IS EXCLUSIVE AND IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OR MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

3.4 LIMITATIONS ON WARRANTY. THE WARRANTY IN SECTION 3.1 ABOVE IS IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESSED OR IMPLIED, AND ALL OTHER OBLIGATIONS OR LIABILITIES OF WIDECOM WITH RESPECT TO THE PRODUCT AND ANY SPARE PARTS. OTHER THAN THE WARRANTY IN SECTION 3.1 ABOVE, WIDECOM MAKES NO OTHER WARRANTIES REGARDING QUALITY, PERFORMANCE, DEFECTS, REPAIRS, DELIVERY AND/OR REPLACEMENT OF THE PRODUCT AND/OR ANY SPARE PARTS. WIDECOM'S WARRANTY FOR THE PRODUCT AND/OR ANY SPARE PARTS ALSO WILL NOT APPLY TO: DEFECTS RESULTING FROM NEGLIGENCE OR MISUSE OF THE PRODUCTS AND/OR SPARE PARTS BY CADIGITIZING, CADIGITIZING'S AUTHORIZED AGENT OR REPRESENTATIVE, OR CADIGITIZING'S CUSTOMER; IMPROPER INSTALLATION OR REPAIR OF PRODUCTS AND/OR SPARE PARTS BY CADIGITIZING, CADIGITIZING'S AUTHORIZED AGENT OR REPRESENTATIVE, OR CADIGITIZING'S CUSTOMER; THE USE OF ANY PARTS ACQUIRED FROM THIRD PARTIES; OR PRODUCT OR SPARE PART ALTERATION DONE WITHOUT WIDECOM'S CONSENT.

3.5 MARKETABLE TITLE. WideCom warrants that it will pass to CADigitizing good and marketable title to all Product or spare parts therefor shipped to CADigitizing under this Agreement, free from any security interest or other lien, mortgage or encumbrances.

4.0      TERMINATION

4.1 TERMINATION FOR CAUSE. Either party may terminate this Agreement upon written notice of termination to the other party in any of the following events: (a) the other party materially breaches this Agreement and such breach remains uncured for sixty (60) days following written notice of breach by the terminating party; provided, however, that in the case of a repeat of a material breach earlier cured, the new cure period will be thirty (30) days; or (b) a petition for relief under any bankruptcy legislation is filed by or against the other party,

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         or the other party makes an assignment for the benefit of creditors, or a receiver is appointed for all or a substantial part of the other party's assets, and such petition, assignment or appointment is not dismissed or vacated within thirty (30) days.

4.2 FAILURE TO ACHIEVE PERFORMANCE GOALS. Performance goals for this Agreement are detailed in Exhibit 1. If CADigitizing is unable to achieve the performance goals, either party may terminate this Agreement. Either party terminating under this provision will provide sixty (60) days written notice to the other party.

4.3 FAILURE TO ADEQUATELY PERFORM DISTRIBUTOR'S RESPONSIBILITIES. If CADigitizing (a) does not properly represent, demonstrate, quote, and sell Product in an acceptable and active marketing and sales program; or (b) does not properly install and service Product and/or provide adequate customer training; or (c) does not perform proper warranty service; as determined by WideCom, or (d) sells Product outside of their Territory, WideCom may, at its sole discretion, cancel this Agreement. WideCom will provide sixty (60) days written notice to CADigitizing to terminate this Agreement under this provision.

4.4 SURVIVAL. The provisions of this Agreement will, to the extent applicable, survive the expiration or any termination hereof.

5.0      GENERAL PROVISIONS

5.1 LIMITATION OF LIABILITY. WIDECOM'S LIABILITY ARISING OUT OF THE SALE, USE OR OPERATION OF THE PRODUCT AND/OR SPARE PARTS BY CADIGITIZING OR ANY CUSTOMER, WHETHER ON WARRANTY, CONTRACT, NEGLIGENCE OR OTHERWISE (INCLUDING CLAIMS FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES) SHALL NOT IN ANY EVENT EXCEED THE COST OF FURNISHING A REPLACEMENT FOR THE DEFECTIVE PRODUCT AND/OR SPARE PART. THE FOREGOING SHALL CONSTITUTE WIDECOM'S SOLE LIABILITY TO CADIGITIZING AND/OR CADIGITIZING'S CUSTOMERS.

5.2 RELATIONSHIP OF THE PARTIES. CADigitizing and WideCom agree that each are independent parties and neither is authorized to make any commitment or representation on the other's behalf.

5.3 GOVERNMENT COMPLIANCE. Each party will comply fully with all federal, state and local laws and regulations relating to its obligations under this Agreement.

5.4 FORCE MAJEURE. Except as otherwise provided herein, WideCom will not be liable to CADigitizing or CADigitizing's customers for its failure to perform any of its obligations hereunder during any period in which such performance is delayed by circumstances beyond WideCom's reasonable control, provided that WideCom promptly notifies CADigitizing of the delay.

5.5 HEADINGS. Except for Article I, Definitions, the headings and titles of the Articles of this Agreement are inserted for convenience only and do not affect the construction or interpretation of any provision.

5.6 AMENDMENTS. Except price changes as described in section 2.16, this Agreement may be amended only by a written agreement duly signed by authorized representatives of both parties.

5.7 ASSIGNMENT. CADigitizing cannot assign this Agreement or any rights and obligations thereunder to any third party without the express written permission of WideCom.

5.8 SEVERABILITY. If any provision of this Agreement is held invalid by any law, rule, order or regulation of any government, or by the final determination of any state or federal court, such invalidity will not effect the enforceability of any other provisions not held to be invalid.

5.9 WAIVER. Any delay by WideCom to exercise any right or remedy under this Agreement will not be construed to be a waiver of any other right or remedy hereunder. All of WideCom's rights under this Agreement will be cumulative and may be exercised separately or concurrently.

5.10 PUBLICITY. Neither party, WideCom or CADigitizing, will publicly disclose any information concerning this Agreement without prior written consent of the other party.

5.11 CONTROLLING LAW. This Agreement will be construed under and governed by the law of the Province of Ontario, Canada.


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5.12     NOTICES. Any notice that may be or is required to be given under this
         Agreement will be written. Any written notices will be sent by registered mail or certified mail, postage prepaid, return receipt requested. All such notices will be deemed to have been given when received, properly addressed pursuant to the addresses below:

          CADIGITIZING CORPORATION        THE WIDECOM GROUP, INC.
          5712 Bridgeton Ct.              267 Matheson Blvd. East
          Palm Harbor, Florida 34685      Mississauga, Ontario, Canada L4Z 1X8
          Attention: Charles W. Doane     Attention: Suneet Tuli

5.13 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties as to the subject matter hereof and supersedes any and all prior or written memoranda, understandings and agreements as to such subject matter.


THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT AND ITS ATTACHMENTS AND AGREE TO BE BOUND BY ALL OF ITS TERMS AND CONDITIONS.

CADIGITIZING CORPORATION               THE WIDECOM GROUP, INC.

_______________________________        /s/__________________________________
By                                     By __________________________________
Charles W. Doane                       Suneet  Tuli
Printed Name                           Printed Name
_______________________________        Executive Vice President
Title                                  Title
_______________________________        _____________________________________
Date                                   Date
5712 Bridgeton Ct.                     267 Matheson Blvd. East
_______________________________        _____________________________________
Mailing Address                        Mailing Address
Palm Harbor, Florida 34685             Mississauga, Ontario, Canada L4Z 1X8
_______________________________        _____________________________________
Mailing Address                        Mailing Address
813-781-6283            813-781-7973   905-712-0505              905-712-0506
____________________________________   ______________________________________
Phone                        FAX       Phone                         FAX


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